Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

SUSQUEHANNA BANCSHARES, INC.

SUSQUEHANNA PATRIOT BANK

and

MINOTOLA NATIONAL BANK

Dated as of November 14, 2005

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		Page
10.9	Enforcement of Agreement	43

10.10	Severability	44

10.11	Publicity	44

10.12	Assignment; No Third Party Beneficiaries	44

Minotola National Bank Disclosure Schedule and Related Exhibits

Susquehanna Bancshares, Inc. Disclosure Schedule and Related Exhibits

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 14, 2005, among Susquehanna Bancshares, Inc., a Pennsylvania corporation (“Parent”), Susquehanna Patriot Bank, a New Jersey state chartered bank and a wholly-owned subsidiary of Parent (“SPB”), and Minotola National Bank, a national banking association (the “Bank”). SPB and the Bank are sometimes collectively referred to herein as the “Constituent Banks.”

WHEREAS, the Boards of Directors of Parent, SPB and the Bank have determined that it is in the best interests of their respective entities and their shareholders to consummate the business combination transaction provided for herein in which the Bank will, subject to the terms and conditions set forth herein, merge (the “Merger”) with and into SPB;

WHEREAS, to induce Parent and SPB to enter into this Agreement, certain shareholders of the Bank, who hold approximately 60% of the issued and outstanding shares of common stock of the Bank (the “Principal Shareholders”), have agreed to support the Merger and to vote their shares in favor thereof; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the National Bank Act and the New Jersey Banking Act of 1948, as amended (the “NJ Banking Act”), at the Effective Time (as defined in Section 1.2 hereof), the Bank shall merge with and into SPB. SPB shall be the surviving entity (hereinafter sometimes called the “Receiving Bank”) in the Merger, and shall continue its existence as a New Jersey banking corporation under the NJ Banking Act. The name of the Receiving Bank shall continue to be Susquehanna Patriot Bank. Upon consummation of the Merger, the separate existence of the Bank shall cease.

1.2 Effective Time. Subject to the provisions of this Agreement, the Bank Merger Agreement (as defined in Section 1.3) and the accompanying certification required by Section 137 of the NJ Banking Act (collectively, the “Certified Bank Merger Agreement”) shall be duly prepared, executed and delivered for filing with the Department of Banking and Insurance of the State of New Jersey (the “Department”), on the Closing Date (as defined in Section 10.1 hereof). The Merger shall become effective (such time, the “Effective Time”) at such time as the Certified Bank Merger Agreement is filed with the Department, or at such later time as may be specified in the Certified Bank Merger Agreement.

1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the National Bank Act and the NJ Banking Act. In connection with the execution of this Agreement, SPB and the Bank shall execute and deliver a separate merger agreement (the “Bank Merger Agreement”) in the form of Appendix A hereto.

1.4 Conversion of Bank Common Stock.

(a) At the Effective Time, subject to the other provisions of this Article I, and Sections 2.2(e) and Section 9.1(g) hereof, each share of the common stock, par value $70.00 per share, of the Bank (the “Bank Common Stock”) issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares, as defined below, and shares of Bank Common Stock held directly or indirectly by the Bank or any of its Subsidiaries (as defined below) (except for Trust Account Shares and DPC Shares, as such terms are defined in Section 1.4(d) hereof)) shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and exchangeable for the right to receive, at the election of the holder thereof as provided in and subject to the provisions of Section 1.5, either (i) the Per Share Stock Consideration (as defined below) or (ii) the Per Share Cash Consideration (as defined below). The Per Share Stock Consideration and the Per Share Cash Consideration are referred to herein collectively as the “Merger Consideration.”

For purposes of this Agreement:

“Per Share Stock Consideration” shall mean a number of shares of common stock, par value $2.00 per share, of Parent (“Parent Common Stock”) equal to the Exchange Ratio.

“Per Share Cash Consideration” shall mean $3,226.44.

“Exchange Ratio” shall mean 134.

“Total Cash Amount” shall equal (x) the product of the Per Share Cash Consideration multiplied by 30% of the outstanding shares of Bank Common Stock as of the close of business on the Determination Date, calculated on a Fully Diluted Basis (as defined below), (y) then reduced by an amount equal to the number of Dissenting Shares multiplied by the Per Share Cash Consideration, and (z) further reduced by an amount equal to all cash paid to former shareholders of the Bank in lieu of fractional shares of Parent Common Stock pursuant to Section 2.2(e). For purposes of this calculation, the term “Fully Diluted Basis” shall mean all outstanding shares of Bank Common Stock (including all outstanding shares of Bank Common Stock issued pursuant to the Bank’s Stock Bonus Plan, whether or not such shares are fully vested), excluding shares of Bank Common Stock held in treasury.

“Determination Date” shall mean the third calendar day immediately prior to the Effective Time, or if such calendar day is not a trading day on the NASDAQ/NMS, then the trading day immediately preceding such calendar day.

(b) All of the shares of Bank Common Stock converted into the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate (each a “Certificate”) previously representing any such shares of Bank Common Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive (i) the Merger Consideration, (ii) any dividends and other distributions in accordance with Section 2.2(b) hereof, and (iii) any cash to be paid in lieu of any fractional share of Parent Common Stock in accordance with Section 2.2(e) hereof.

(c) If, between the date of this Agreement and the Effective Time, the shares of Parent Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or similar transaction, or a stock dividend thereon shall be declared with a record date within such period, appropriate adjustments shall be made to the Per Share Stock Consideration.

(d) At the Effective Time, all shares of Bank Common Stock that are owned directly or indirectly by the Bank or any of its Subsidiaries (other than shares of Bank Common Stock (x) held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity for the benefit of third parties (any such shares, and shares of Parent Common Stock which are similarly held, whether held directly or indirectly by SPB or the Bank, as the case may be, being referred to herein as “Trust Account Shares”) and (y) held by SPB or the Bank or any of their respective Subsidiaries in respect of a debt previously contracted (any such shares of Bank Common Stock, and shares of Parent Common Stock which are similarly held, whether held directly or indirectly by SPB or the Bank, being referred to herein as “DPC Shares”)) shall be cancelled and shall cease to exist and no stock of Parent, cash or other consideration shall be delivered in exchange therefor. All shares of Parent Common Stock that are owned by the Bank or any of its Subsidiaries (other than Trust Account Shares and DPC Shares) shall be become treasury stock of Parent.

(e) At the Effective Time, each award granted by the Bank under its Stock Bonus Plan which is unvested and outstanding immediately prior to date of this Agreement shall vest and become free of any restrictions to which they are subject under the Stock Bonus Plan.

(f) The calculations required by Section 1.4(a) shall be prepared jointly by Parent, SPB and the Bank prior to the Closing Date.

1.5 Election Procedures.

(a) An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Bank Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent (as defined below)) in such form as Parent and the Bank shall mutually agree (the “Election Form”) shall be mailed 35 days prior to the anticipated Effective Date or on such other date as the Bank and SPB shall mutually agree (the “Mailing Date”) to each holder of record of Bank Common Stock as of the close of business on the fifth business day prior to the Mailing Date (the “Election Form Record Date”) other than holders of Dissenting Shares.

(b) Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) to specify (i) the number of shares of such holder’s Bank Common Stock with respect to which such holder elects to receive the Per Share Stock Consideration (“Stock Election Shares”), (ii) the number of shares of such holder’s Bank Common Stock with respect to which such holder elects to receive the Per Share Cash Consideration (“Cash Election Shares”), or (iii) that such holder makes no election with respect to such holder’s Bank Common Stock (“No Election Shares”). Any Bank Common Stock with respect to which the Exchange Agent has not received an effective, properly completed Election Form on or before 5:00 p.m., on the 33rd day following the Mailing Date (or such other time and date as Parent and the Bank may mutually agree) (the “Election Deadline”) shall also be deemed to be “No Election Shares.”

(c) Parent shall make available one or more Election Forms as may reasonably be requested from time to time by all persons who become holders (or beneficial owners) of Bank Common Stock between the Election Form Record Date and the close of business on the business day prior to the Election Deadline (other than holders of Dissenting Shares), and the Bank shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

(d) Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all shares of Bank Common Stock covered by such Election Form, together with duly executed transmittal materials included in the Election Form. Any Election Form may be revoked or changed by the person submitting such Election Form at or prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of Bank Common Stock represented by such Election Form shall become No Election Shares, and Parent shall cause the certificates representing such Bank Common Stock to be promptly returned without charge to the person submitting the Election Form upon written request to that effect from the holder who submitted the Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent as to such matters shall be binding and conclusive. Neither Parent, SPB nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

(e) Within ten business days after the Election Deadline, unless the Effective Time has not yet occurred, in which case as soon thereafter as practicable, Parent shall cause the Exchange Agent to effect the allocation among the holders of Bank Common Stock of rights to receive Parent Common Stock or cash in the Merger in accordance with the Election Forms as follows:

(1) Cash Election Shares More Than Total Cash Amount. If the sum of the aggregate cash amount that would be paid upon the conversion in the Merger of the Cash Election Shares (such sum hereinafter, the “Section 1.5(e) Cash Amount”) is greater than the Total Cash Amount, then:

(A) all Stock Election Shares and No Election Shares shall be converted into the right to receive the Per Share Stock Consideration,

(B) the Exchange Agent shall then select from among the Cash Election Shares, by a pro rata selection process, a sufficient number of shares (“Stock Designated Shares”) such that the aggregate cash amount that will be paid in the Merger equals as closely as practicable the Total Cash Amount, and all Stock Designated Shares shall be converted into the right to receive the Per Share Stock Consideration, and

(C) the Cash Election Shares that are not Stock Designated Shares will be converted into the right to receive the Per Share Cash Consideration.

(2) Cash Election Shares Less Than Total Cash Amount. If the Section 1.5(e) Cash Amount is less than the Total Cash Amount, then:

(A) all Cash Election Shares shall be converted into the right to receive the Per Share Cash Consideration,

(B) the Exchange Agent shall then select first from among the No Election Shares and then (if necessary) from among the Stock Election Shares, by a pro rata selection process, a sufficient number of shares (“Cash Designated Shares”) such that the aggregate cash amount that will be paid in the Merger equals as closely as practicable the Total Cash Amount, and all Cash Designated Shares shall be converted into the right to receive the Per Share Cash Consideration, and

(C) the Stock Election Shares and the No Election Shares that are not Cash Designated Shares shall be converted into the right to receive the Per Share Stock Consideration.

(3) Cash Election Shares Equal to Total Cash Amount. If the Section 1.5(e) Cash Amount is equal or nearly equal (as determined by the Exchange Agent) to the Total Cash Amount, then subparagraphs (1) and (2) above shall not apply and all Cash Election Shares shall be converted into the right to receive the Per Share Cash Consideration and all Stock Election Shares and No Election Shares shall be converted into the right to receive the Per Share Stock Consideration.

(f) The pro rata selection process to be used by the Exchange Agent shall consist of such equitable pro ration processes as shall be mutually determined by Parent and the Bank.

1.6 SPB Common Stock. The shares of SPB Common Stock issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and such shares shall remain issued and outstanding.

1.7 Articles of Incorporation. At the Effective Time, the Articles of Incorporation of SPB, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Receiving Bank.

1.8 Bylaws. At the Effective Time, the Bylaws of SPB, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Receiving Bank until thereafter amended in accordance with applicable law.

1.9 Directors and Officers.

(a) At and after the Effective Time, the directors of SPB shall consist of all of the directors of SPB serving immediately prior to the Effective Time and the additional persons who shall become directors of SPB in accordance with Section 7.13 hereof, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Receiving Bank until their respective successors are duly elected or appointed and qualified.

(b) The officers of SPB immediately prior to the Effective Time shall be the officers of the Receiving Bank, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Receiving Bank until their respective successors are duly elected or appointed and qualified.

1.10 Dissenters’ Rights. Notwithstanding anything in this Agreement to the contrary, any holder of Bank Common Stock shall have the right to dissent in the manner provided in the National Bank Act, 12 U.S.C. 214a(b), and if all necessary requirements of the National Bank Act are met, such shares shall be entitled to payment in cash from SPB of the fair value of such shares as determined in accordance with the National Bank Act. All shares of Bank Common Stock as to which the holder properly exercises dissenters’ rights in accordance with the National Bank Act constitute “Dissenting Shares” unless and until such rights are waived, by the party initially seeking to exercise such rights.

1.11 Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute a plan of reorganization for the purposes of Section 368 of the Code and the Treasury Regulations thereunder.

ARTICLE II

EXCHANGE OF SHARES

2.1 Parent to Make Shares and Cash Available. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company (which may be a Subsidiary of Parent) (the “Exchange Agent”) selected by Parent and reasonably satisfactory to the Bank, for the benefit of the holders of Certificates, for exchange in accordance with this Article II, (i) certificates representing the shares of Parent Common Stock to be issued pursuant to Sections 1.4 and 2.2(a) in exchange for outstanding shares of Bank Common Stock, (ii) such cash as shall be necessary to pay the Per Share Cash Consideration in accordance with Sections 1.4 and 2.2(a) hereof, and (iii) the cash in lieu of fractional shares to be paid in accordance with Section 2.2(e) hereof. Such cash and certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto, are hereinafter referred to as the “Exchange Fund.”

2.2 Exchange of Shares. (a) As soon as practicable after the Effective Time, and in no event more than three business days thereafter, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates who theretofore has not submitted such holder’s Certificate or Certificates with a properly completed Election Form, a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. The Bank shall have the right to review both the letter of transmittal and the instructions prior to the Effective Time and provide reasonable comments thereon. After completion of the allocation procedure set forth in Section 1.5 and upon surrender of a Certificate or Certificates for exchange and cancellation to the Exchange Agent, together with a properly executed letter of transmittal or Election Form, as the case may be, the holder of such Certificate or Certificates shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Parent Common Stock which such holder of Bank Common Stock became entitled to receive pursuant to the provisions of Article I hereof and/or (y) a check representing the aggregate Per Share Cash Consideration and/or the amount of cash in lieu of fractional shares, if any, which such holder has the right to receive in respect of the Certificate or Certificates surrendered pursuant to the provisions of Article I, and the Certificate or Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the Per Share Cash Consideration, the cash in lieu of fractional shares or the unpaid dividends and distributions, if any, payable to holders of Certificates.

(b) No dividends or other distributions declared after the Effective Time with respect to Parent Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Parent Common Stock represented by such Certificate.

(c) If any certificate representing shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d) After the Effective Time, there shall be no transfers on the stock transfer books of the Bank of the shares of Bank Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for certificates representing shares of Parent Common Stock or cash or both, as provided in this Article II.

(e) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former shareholder of the Bank who otherwise would be entitled to receive a fractional share of Parent Common Stock an amount in cash determined by multiplying (i) $24.00 by (ii) the fraction of a share of Parent Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.4 hereof.

(f) Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Bank for twelve months after the Effective Time shall be paid to Parent. Any shareholders of the Bank who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of the Merger Consideration, the cash in lieu of fractional shares and/or the unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each share of Bank Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, SPB, the Bank, the Exchange Agent or any other person shall be liable to any former holder of shares of Bank Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such amount as Parent may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

DISCLOSURE SCHEDULES

Prior to the execution and delivery of this Agreement, the Bank has delivered to Parent and SPB, and Parent has delivered to the Bank, a schedule (in the case of the Bank, the “Bank Disclosure Schedule,” and in the case of Parent, the “Parent Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of such party’s representations or warranties contained in Article IV, in the case of the Bank, or Article V, in the case of Parent, or to one or more of such party’s covenants contained in Article VI.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BANK

Subject to Article III, the Bank hereby represents and warrants to Parent and SPB as follows:

4.1 Corporate Organization. (a) The Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America. The Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be licensed or qualified would not have a Material Adverse Effect (as defined below) on the Bank. The Articles of Association and Bylaws of the Bank, copies of which have previously been made available to SPB, are true and correct copies of such documents as in effect as of the date of this Agreement. The deposit accounts of the Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Bank Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Parent or the Bank, as the case may be, a material adverse effect on (i) the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole, other than any such effect attributable to or resulting from (v) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (w) any change in GAAP or regulatory accounting principles applicable to banks, thrifts or their holding companies generally, (x) changes attributable to or resulting from changes in general economic conditions, including changes in the prevailing level of interest rates, (y) any action or omission of the Bank or Parent or any Subsidiary of either of them taken in accordance with the terms of this Agreement or with the prior written consent of the other party hereto, or (z) any expenses incurred by such party in connection with this Agreement or the transactions contemplated hereby, or (ii) the ability of such party and its Subsidiaries to consummate the transactions contemplated hereby.

(b) Each of the Bank’s Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of the Bank’s Subsidiaries has the corporate (or equivalent) power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be licensed or qualified would not have a Material Adverse Effect on such Subsidiary. The certificates of incorporation, bylaws and similar governing documents of each Subsidiary of the Bank, copies of which have previously been made available to Parent, are true and correct copies of such documents as in effect as of the date of this Agreement. As used in this Agreement, the word “Subsidiary” when used with respect to any party means any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.

(c) The minute books of the Bank and each of its Subsidiaries contain true and correct records of all meetings and other corporate (or equivalent) actions held or taken since December 31, 2001 through August 31, 2005 of their respective shareholders, members or partners, as the case may be, and Boards of Directors or similar governing authority (including committees thereof).

4.2 Capitalization. (a) The authorized capital stock of the Bank consists only of 52,000 shares of Bank Common Stock. As of the date of this Agreement, there were 51,140 shares of Bank Common Stock issued and outstanding. As of the date of this Agreement, there were 860 shares of Bank Common Stock reserved for issuance pursuant to the Bank’s stock bonus plan (the “Stock Bonus Plan”). All of the issued and outstanding shares of Bank Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. The Bank does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Bank Common Stock or any other equity security of the Bank or any securities representing the right to purchase or otherwise receive any shares of Bank Common Stock or any other equity security of the Bank.

(b) Section 4.2(b) of the Bank Disclosure Schedule sets forth a true and correct list of all of the Subsidiaries of the Bank. The Bank owns, directly or indirectly, all of the issued and outstanding shares of the capital stock or other equity interests of each of such Subsidiaries, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares or equity interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of the Bank has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity interest of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity interest of such Subsidiary.

4.3 Authority; No Violation. (a) The Bank has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Bank. The Board of Directors of the Bank has directed that this Agreement and the transactions contemplated hereby be submitted to the Bank’s shareholders for approval at a meeting of such shareholders and, except for the approval and adoption of this Agreement by the requisite vote of the Bank’s shareholders, no other corporate proceedings on the part of the Bank are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Bank and (assuming due authorization, execution and delivery by Parent and SPB) this Agreement constitutes a valid and binding obligation of the Bank, enforceable against the Bank in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, receivership and similar laws affecting creditors’ rights and remedies generally.

(b) Except as may be set forth in Section 4.3(b) of the Bank Disclosure Schedule, neither the execution and delivery of this Agreement or the Bank Merger Agreement by the Bank, nor the consummation by the Bank of the transactions contemplated hereby or thereby, nor compliance by the Bank with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Articles of Association or Bylaws of the Bank or the certificates of incorporation, bylaws or similar governing documents of any of its Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 4.4 hereof are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Bank or any of its Subsidiaries, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective material properties or assets of the Bank or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Bank or any of its Subsidiaries is a party, or by which they or any of their respective material properties or assets may be bound or affected.

4.4 Consents and Approvals. Except for (a) the approval of this Agreement by the requisite vote of the shareholders of the Bank, and (b) such filings, authorizations or approvals as may be set forth in Section 4.4 of the Bank Disclosure Schedule, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a “Governmental Entity”) or with any third party are required to be made by the Bank in connection with (1) the execution and delivery by the Bank of this Agreement and (2) the consummation by the Bank of the Merger and the other transactions contemplated hereby.

4.5 Regulatory Reports. The Bank and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2000 with the Comptroller of the Currency (the “Comptroller”), or any other federal or state regulatory authority having or claiming regulatory jurisdiction over them, or any self-regulatory organization (“SRO,” and collectively with the Comptroller and such other regulatory authorities, the “Regulatory Agencies”), and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of the Bank and its Subsidiaries, and except as may be set forth in Section 4.5 of the Bank Disclosure Schedule, no Regulatory Agency has initiated any proceeding or, to the knowledge of the Bank, investigation into the business or operations of the Bank or any of its Subsidiaries since December 31, 2001. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of the Bank or any of its Subsidiaries.

4.6 Financial Statements. The Bank has previously made available to Parent copies of (a) the consolidated balance sheets of the Bank and its Subsidiaries as of December 31 for the fiscal years 2003 and 2004, and the related consolidated statements of income, stockholders’ equity and cash flows of the Bank and its Subsidiaries for the fiscal years 2003 and 2004, accompanied by the audit report of KPMG LLP, independent public accountants with respect to the Bank (the “2004 Audited Financial Statements”) and (b) the consolidated balance sheet of the Bank and its Subsidiaries as of September 30, 2005, and the related consolidated statements of income, stockholders’ equity and cash flows for the nine-month period then ended (the “September 30 Unaudited Financial Statements” and together with the 2004 Audited Financial Statements, the “Financial Statements”). Each of the December 31, 2004 and September 30, 2005 consolidated balance sheets of the Bank (including the related notes, where applicable) fairly present the consolidated financial position of the Bank and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 4.6 (including the related notes, where applicable) fairly present, and the financial statements to be provided to Parent after the date hereof will fairly present (subject, in the case of each of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and consolidated financial position of the Bank and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies, and the financial statements to be provided to Parent after the date hereof will comply, in all material respects, with applicable accounting requirements; and each of such statements (including the related notes, where applicable) has been, and the financial statements to be provided to Parent after the date hereof will be, prepared in accordance with generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as indicated in the notes thereto. The books and records of the Bank and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements.

4.7 Broker’s Fees. Neither the Bank nor any Subsidiary of the Bank nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that the Bank has engaged, and will pay a fee or commission to, Milestone Advisors (“Milestone”) and FinPro, Inc. (“FinPro”) in accordance with the terms of letter agreements between Milestone and the Bank, and FinPro and the Bank, true and correct copies of which have been previously made available by the Bank to Parent.

4.8 Absence of Certain Changes or Events. (a) Except as may be set forth in Section 4.8(a) of the Bank Disclosure Schedule, or as disclosed in the Financial Statements, since December 31, 2004 there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect (as defined herein) on the Bank.

(b) Except as may be set forth in Section 4.8(b) of the Bank Disclosure Schedule or as disclosed in the Financial Statements, since December 31, 2004 the Bank and its Subsidiaries have carried on their respective businesses in the ordinary course consistent with their past practices.

(c) Except as may be set forth in Section 4.8(c) of the Bank Disclosure Schedule, since December 31, 2004 neither the Bank nor any of its Subsidiaries has (i) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2004 (other than increases in wages or salaries with respect to any such individual equaling less than 10%), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus (except for salary increases, bonus payments, grants under the Stock Bonus Plan and severance or termination payments made in the ordinary course of business consistent with past practices), (ii) suffered any strike, work stoppage, slowdown, or other labor disturbance, (iii) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, or (iv) had any union organizing activities.

4.9 Legal Proceedings. (a) Except as may be set forth in Section 4.9(a) of the Bank Disclosure Schedule, neither the Bank nor any of its Subsidiaries is a party to any, and there are no pending or, to the Bank’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Bank or any of its Subsidiaries including any such proceeding challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) Except as may be set forth in Section 4.9(b) of the Bank Disclosure Schedule, there is no injunction, order, judgment or decree imposed upon the Bank, any of its Subsidiaries or the assets of the Bank or any of its Subsidiaries.

4.10 Taxes. (a) Except as may be set forth in Section 4.10(a) of the Bank Disclosure Schedule, each of the Bank and its Subsidiaries has (i) duly and timely filed (including applicable extensions granted without penalty) all material Tax Returns (as hereinafter defined) required to be filed at or prior to the Effective Time, and all such Tax Returns are true, correct, and complete in all material respects, and (ii) paid in full or made adequate provision in the financial statements of the Bank (in accordance with GAAP) for all Taxes (as hereinafter defined) required to be paid by them, whether or not shown to be due on such Tax Returns. Except as set forth in Section 4.10(a) of the Bank Disclosure Schedule, as of the date hereof (i) neither the Bank nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding, (ii) with respect to each taxable period of the Bank and its Subsidiaries, the federal and state income Tax Returns of the Bank and its Subsidiaries have been audited by the Internal Revenue Service (“IRS”) or appropriate state tax authorities through December 31, 1991 or the time for assessing and collecting income Tax with respect to such taxable period has closed and such taxable period is not subject to review, and (iii) there are no claims, audits or assessments pending against the Bank or any of its Subsidiaries for any alleged deficiency in Taxes, and the Bank has not been notified in writing of any proposed Tax claims, audits or assessments against the Bank or any of its Subsidiaries (other than, in each case, claims, audits or assessments for which adequate reserves in the financial statements of the Bank have been established). There are no material liens for Taxes upon the assets of the Bank or any of its Subsidiaries, other than liens for current Taxes not yet due and payable. Neither the Bank nor any Subsidiary is a party to any agreement or arrangement that would reasonably be expected to result, as a result of the consummation of the transactions contemplated hereby (including the Merger), separately or in the aggregate, in the actual or deemed payment by the Bank or any Subsidiary of any “excess parachute payments” within the meaning of Section 280G of the Code, or that would be nondeductible under Section 162(m) of the Code. All Taxes required to be withheld, collected or deposited by or with respect to the Bank and its Subsidiaries have been timely withheld, collected or deposited, as the case may be, and, to the extent required, have been paid to the relevant taxing authority. Neither the Bank nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code (or any similar provision of law or regulations) by reason of a change in accounting method. Neither the Bank nor any of its Subsidiaries has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither the Bank nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement.

(b) For the purposes of this Agreement, “Taxes” shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto. For purposes of this Agreement, “Tax Return” shall mean any return, report, information return or other document (including any related or supporting information) with respect to Taxes.

4.11 Employees. (a) Section 4.11(a) of the Bank Disclosure Schedule sets forth a true and correct list of each deferred compensation plan, incentive compensation plan, equity compensation plan, “welfare” plan, fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)); “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, change in control, executive compensation, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Bank or of its Subsidiaries or to which the Bank or any of its Subsidiaries has or may have any liability, contingent or otherwise, either directly or as a result of an ERISA Affiliate (as defined below), one or more present or former employees, directors, agents, or independent contractors of the Bank, any of its Subsidiaries or any ERISA Affiliate (the “Plans”). “ERISA Affiliate” means any person that, together with the Bank or any of its Subsidiaries, is or was at any time treated as a single employer under Section 414 of the Code or Section 4001 of ERISA and any general partnership of which the Bank or any of its Subsidiaries is or has been a general partner. For purposes of the following provisions of this Section 4.11, the terms “Bank” and any of its “Subsidiaries” includes any ERISA Affiliate.

(b) The Bank has heretofore made available to Parent with respect to each of the Plans true and correct copies of each of the following documents, if applicable: (i) the Plan document and any amendment thereto; (ii) any related trust or other funding vehicle; (iii) the actuarial report for such Plan for the most recent three years for which such reports are available; (iv) the most recent determination letter from the IRS for such Plan, and (v) the most recent summary plan description and related summaries of material modifications.

(c) Except as may be set forth in Section 4.11(c) of the Bank Disclosure Schedule: each of the Plans is in material compliance with the applicable law, including the Code and ERISA; there is no material liability relating to the Plans (with materiality determined with respect to the Plans in the aggregate) that has not been disclosed on the Bank’s financial statements in accordance with GAAP and any other applicable legal and accounting requirements, as described in Section 4.6, and such liability with respect to any Plan will not materially increase as a result of the Merger; each of the Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS and, to the Bank’s knowledge, no event has occurred that would reasonably be expected to affect such determination; no Plan has an accumulated or waived funding deficiency within the meaning of Section 412 of the Code; neither the Bank nor any ERISA Affiliate has incurred, directly or indirectly, any liability to or on account of a Plan pursuant to Title IV of ERISA (other than liability for premiums due the Pension Benefit Guaranty Corporation (the “PBGC”) (which premiums have been paid when due)); to the knowledge of the Bank no proceedings have been instituted to terminate any Plan that is subject to Title IV of ERISA; no “reportable event,” as such term is defined in Section 4043(c) of ERISA, has occurred with respect to any Plan (other than a reportable event with respect to which the thirty day notice period has been waived); as of the date of this Agreement, the present value of the accrued benefits of the Bank’s tax-qualified defined benefit plan (using the interest rate applicable to lump sum distributions as of such date) does not exceed the market value of the assets by more than $600,000; neither the Bank nor any of its Subsidiaries has any liability with respect to post-retirement health, medical or life insurance benefits for retired, former or current employees or directors of the Bank or any of its Subsidiaries; and no condition exists that presents a material risk to the Bank of incurring a liability to or on account of a Plan pursuant to Title IV of ERISA (other than liability for premiums due the PBGC); no contract, Plan or arrangement (written or otherwise) (including provisions that become operative by virtue of this Agreement) covering any employee or former employee of the Bank or any of its Subsidiaries provides for payments that would not be deductible under Section 162(m) of the Code; no contract, Plan or arrangement (written or otherwise) (including provisions that become operative by virtue of this Agreement) covering any disqualified individual (within the meaning of Section 280G(c) of the Code) of the Bank or any of its Subsidiaries provides for payments (including but not limited to liability associated with any gross-up payment under any such contract, Plan or arrangement) that will result in any nondeductible compensation under Section 280G(a) of the Code or will result in an excise tax payable by such disqualified individuals under Section 4999 of the Code; no Plan contains any provision or is subject to any law that would prohibit the transactions contemplated by this Agreement or that would give rise to any vesting of benefits, severance, termination, or other payments or liabilities as a result of the transactions contemplated by this Agreement; all Plans that are subject to the requirements to Section 409A of the Code have been operated and maintained in accordance with such requirements and neither the Bank nor any of its Subsidiaries has entered into any agreement with, or has any obligation, direct or indirect, to, any current or former employee, director, independent contractor or agent to indemnify such individual for any excise or other taxes that would result from the failure to operate such Plan in accordance with the requirements of Section 409A of the Code; no Plan is a multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) and no Plan is a multiple employer plan as defined in Section 413 of the Code; and there are no pending or, to the knowledge of the Bank, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto.

4.12 Bank Information. The information relating to the Bank and its Subsidiaries which is provided to Parent by the Bank for inclusion in the proxy statement relating to the meeting of the Bank’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (the “Proxy Statement”) and the registration statement on Form S-4 (the “S-4”) in which the Proxy Statement will be included as a prospectus, or in any other document filed with any other regulatory agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement (except for such portions thereof provided by Parent or that relate to Parent or any of its Subsidiaries) will comply with the provisions of applicable law.

4.13 Compliance with Applicable Law. The Bank and each of its Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied, in all material respects, with and are not in default in any material respect under, any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to the Bank or any of its Subsidiaries, and neither the Bank nor any of its Subsidiaries has received notice of any violations of any of the above.

4.14 Certain Contracts. (a) Except as set forth in Section 4.14(a) of the Bank Disclosure Schedule, neither the Bank nor any of its Subsidiaries is a party to or bound by any contract (whether written or oral) (i) with respect to the employment of any directors, (ii) which, upon the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits, from Parent, SPB, the Bank, the Receiving Bank or any of their respective Subsidiaries to any officer, director or consultant of the Bank or any of its Subsidiaries, (iii) as of the date of this Agreement which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the Securities and Exchange Commission (the “SEC”)) to be performed after the date of this Agreement, (iv) which is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on 90 days or less notice involving the payment of more than $25,000 per annum in the case of any one such agreement or $50,000 in total payments in the case of any one such agreement, or (v) which materially restricts the conduct of any line of business by the Bank or any of its Subsidiaries. Each contract of the type described in clause (iii) of this Section 4.14(a), whether or not set forth in Section 4.14(a) of the Bank Disclosure Schedule, is referred to herein as a “Bank Contract.” The Bank has previously delivered or made available to Parent true and correct copies of each contract of the type described in this Section 4.14(a).

(b) Except as set forth in Section 4.14(b) of the Bank Disclosure Schedule, (i) each Bank Contract is valid and binding and in full force and effect, (ii) the Bank and each of its Subsidiaries has performed all obligations required to be performed by it to date under each Bank Contract, (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a default on the part of the Bank or any of its Subsidiaries under any Bank Contract, and (iv) no other party to any Bank Contract is, to the knowledge of the Bank, in default in any respect thereunder.

(c) Each contract (whether written or oral) between the Bank or any of its Subsidiaries and any officer, director, employee, shareholder or affiliate of the Bank or any of its Subsidiaries (i) is listed in Section 4.14(c) of the Bank Disclosure Schedule, (ii) was entered into on an arm’s length basis and (iii) contains only customary commercial terms and conditions (including financial terms) on a fair market value basis.

4.15 Agreements with Regulatory Agencies. Except as may be set forth in Section 4.15 of the Bank Disclosure Schedule, neither the Bank nor any of its Subsidiaries is or since December 31, 2001 has been subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, whether or not set forth on Section 4.15 of the Bank Disclosure Schedule, a “Regulatory Agreement”), any Regulatory Agency that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has the Bank or any of its Subsidiaries been advised by any Regulatory Agency that it is considering issuing or requesting any Regulatory Agreement.

4.16 Environmental Matters. Except as may be set forth in Section 4.16 of the Bank Disclosure Schedule:

(a) To the knowledge of the Bank, each of the Bank and its Subsidiaries, and each of the Participation Facilities and the Loan Properties (each as hereinafter defined), are in compliance with all applicable federal, state and local laws, including common law, regulations and ordinances, and with all applicable decrees, orders and contractual obligations relating to pollution or the discharge of, or exposure to, Hazardous Materials (as hereinafter defined) in the environment or workplace (“Environmental Laws”);

(b) There is no suit, claim, action or proceeding pending or, to the knowledge of the Bank, threatened, before any Governmental Entity or other forum in which the Bank or any of its Subsidiaries, or, to the knowledge of the Bank, any Participation Facility or any Loan Property, has been or may be, named as a defendant (x) for alleged noncompliance (including by any predecessor) with any Environmental Laws, or (y) relating to the release, threatened release or exposure to any Hazardous Material whether or not occurring at or on a site owned, leased or operated by the Bank or any of its Subsidiaries, any Participation Facility or any Loan Property; and

(c) To the knowledge of the Bank, during the period of (x) the Bank’s or any of its Subsidiaries’ ownership or operation of any of their respective current or former properties, (y) the Bank’s or any of its Subsidiaries’ participation in the management of any Participation Facility, or (z) the Bank’s or any of its Subsidiaries’ interest in a Loan Property, there has been no release of Hazardous Materials in, on, under or affecting any such property, Participation Facility or Loan Property in a manner that requires remediation under any Environmental Law. To the knowledge of the Bank, prior to the period of (x) the Bank’s or any of its Subsidiaries’ ownership or operation of any of their respective current or former properties, (y) the Bank’s or any of its Subsidiaries’ participation in the management of any Participation Facility, or (z) the Bank’s or any of its Subsidiaries’ interest in a Loan Property, there was no release of Hazardous Materials in, on, under or affecting any such property, Participation Facility or Loan Property in a manner than requires remediation under any Environmental Law.

The following definitions apply for purposes of this Section 4.16: (x) “Hazardous Materials” means any chemicals, pollutants, contaminants, wastes, toxic substances, petroleum or other regulated substances or materials, (y) “Loan Property” means any property in which the Bank or any of its Subsidiaries holds a security interest, and, where required by the context, said term means the owner or operator of such property; and (z) “Participation Facility” means any facility in which the Bank or any of its Subsidiaries operates or participates in the management and, where required by the context, said term means the owner or operator of such facility.

4.17 Opinion. Prior to the execution of this Agreement, the Bank has received an opinion from Milestone and FinPro to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration to be received by the shareholders of the Bank is fair to such shareholders from a financial point of view.

4.18 Approvals. As of the date of this Agreement, the Bank knows of no reason why all regulatory approvals required for the consummation of the transactions contemplated hereby (including, without limitation, the Merger) should not be obtained.

4.19 Loan Portfolio. (a) Except as may be set forth in Section 4.19(a) of the Bank Disclosure Schedule, neither the Bank nor any of its Subsidiaries is a party to any written or oral (i) loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”), (x) the unpaid principal balance of which exceeds $125,000, and under the terms of which the obligor was, as of September 30, 2005, over 90 days delinquent in payment of principal or interest, or (y) to the knowledge of the Bank, the unpaid principal balance of which exceeds $500,000 and which the obligor is in material default of any other provision under such Loan (for purposes of this clause (y), the failure of a borrower to deliver financial and other data on a timely basis to the Bank as required by the relevant loan agreement shall not deemed a material default), or (ii) Loan with any director, executive officer or five percent or greater shareholder of the Bank or any of its Subsidiaries, or to the knowledge of the Bank, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Section 4.19(a) of the Bank Disclosure Schedule sets forth (i) all of the Loans in original principal amount in excess of $125,000 of the Bank or any of its Subsidiaries that as of September 30, 2005, were classified by any bank examiner (whether regulatory or internal) as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan as of such date and the identity of the borrower thereunder, (ii) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans of the Bank and its Subsidiaries that as of September 30, 2005, were classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category and (iii) each asset of the Bank that as of September 30, 2005, was classified as “Other Real Estate Owned” and the book value thereof.

(b) To the knowledge of the Bank, each Loan in original principal amount in excess of $125,000 (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4.20 Property. Each of the Bank and its Subsidiaries has good and marketable title free and clear of all liens, encumbrances, mortgages, pledges, charges, defaults or equitable interests to all of the properties and assets, real and personal, tangible or intangible, which are reflected on the consolidated balance sheet of the Bank as of December 31, 2004 or acquired after such date, except (i) liens for taxes not yet due and payable or contested in good faith by appropriate proceedings, (ii) pledges to secure deposits and other liens incurred in the ordinary course of business, (iii) such imperfections of title, easements and encumbrances, if any, as do not interfere with the use of the respective property as such property is used on the date of this Agreement, (iv) for dispositions of or encumbrances on such properties or assets in the ordinary course of business, (v) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carriers’ and other similar liens and encumbrances arising in the ordinary course of business, (vi) liens securing obligations that are reflected in such consolidated balance sheet or (vii) the lessor’s interest in any such property that is leased. All leases pursuant to which the Bank or any Subsidiary of the Bank, as lessee, leases real or personal property are valid and enforceable in accordance with their respective terms and neither the Bank nor any of its Subsidiaries nor, to the knowledge of the Bank, any other party thereto, is in default thereunder.

4.21 Reorganization. As of the date of this Agreement, the Bank has no reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

4.22 Takeover Laws and Charter Provisions. The Bank has taken all necessary action to exempt the transactions contemplated by this Agreement from all applicable takeover laws and any comparable provisions in the Articles of Association or Bylaws of the Bank.

4.23 Insurance. The Bank and its Subsidiaries have policies of insurance to which the Bank or its Subsidiaries are parties or that provide coverage to the Bank and its Subsidiaries and all such policies: are valid and enforceable; are issued by insurers that are, to the Bank’s knowledge, financially sound and reputable; taken together, provide adequate insurance coverage for the assets and the operations of the Bank and its Subsidiaries for all risks normally insured against by a person carrying on the same business or businesses as the Bank and its Subsidiaries; and are sufficient for compliance with all legal requirements. Neither the Bank nor any Subsidiary has received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights or (B) any notice of cancellation or any other indication that any policy of insurance is no longer in full force or effect or that the issuer of any policy of insurance is not willing or able to perform its obligations thereunder.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT

Subject to Article III, Parent hereby represents and warrants to the Bank as follows:

5.1 Corporate Organization. (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be licensed or qualify would not have a Material Adverse Effect on Parent. Parent is duly registered as a financial holding bank under the Bank Holding Company Act of 1956, as amended. The Articles of Incorporation and Bylaws of Parent, copies of which have previously been made available to the Bank, are true and correct copies of such documents as in effect as of the date of this Agreement.

(b) Each Subsidiary of Parent is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Each Subsidiary of Parent has the corporate power (or equivalent) and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where failure to be licensed or qualified would not have a Material Adverse Effect on the Subsidiary of Parent. The deposit accounts of each Subsidiary of Parent that is a bank are insured by the FDIC through the Bank Insurance Fund and/or the Savings Association Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid when due.

5.2 Capitalization. (a) As of the date of this Agreement, the authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock and 5,000,000 shares of Parent preferred stock. As of November 10, 2005, there were 46,813,572 shares of Parent Common Stock issued and outstanding and no shares of Parent Common Stock held in Parent’s treasury. As of the date of this Agreement, there were no shares of Parent preferred stock issued and outstanding. As of November 10, 2005, no shares of Parent Common Stock were reserved for issuance, except that an aggregate of 3,363,233 shares of Parent Common Stock were either (i) reserved for issuance upon the exercise of stock options pursuant to Parent’s Equity Compensation Plan, Parent’s 2005 Equity Compensation Plan, Employee Stock Purchase Plan, Stock Purchase Option of Cardinal Bancorp, Inc. effective April 13, 1993, 1994 Stock Purchase Option of Cardinal Bancorp, Inc. effective April 12, 1994, 1995 Stock Purchase Option of Cardinal Bancorp, Inc. effective April 11, 1995, 1996 Stock Purchase Option of Cardinal Bancorp, Inc. effective April 9, 1996, 1997 Stock Option of Cardinal Bancorp, Inc. effective April 8, 1997, Patriot Bank Corp. 1996 Stock-Based Incentive Plan effective June 7, 1996 and Patriot Bank Corp. 2002 Stock Option Plan effective January 31, 2002, or (ii) issuable to former shareholders of First Capitol Bank in connection with its acquisition by Parent, effective January 5, 1999, or to former shareholders of Patriot Bank Corp. in connection with its acquisition by Parent, effective June 10, 2004. All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except as referred to above or reflected in Section 5.2(a) of the Parent Disclosure Schedule, Parent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Parent Common Stock or any other equity securities of Parent or any securities representing the right to purchase or otherwise receive any shares of Parent Common Stock or any other equity securities of Parent. The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(b) Section 5.2(b) of the Parent Disclosure Schedule sets forth a true and correct list of all of the Subsidiaries of Parent as of the date of this Agreement. Except as may be set forth in Section 5.2(b) of the Parent Disclosure Schedule, as of the date of this Agreement, Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each of the Subsidiaries of Parent, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares or equity interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no Subsidiary of Parent has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character with any party calling for the purchase or issuance of any shares of capital stock or any other equity interest of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity interest of such Subsidiary.

5.3 Authority; No Violation. (a) Each of Parent and SPB has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by each of the Board of Directors of Parent and the Board of Directors of SPB. Parent, as sole stockholder of SPB, has approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, and no other corporate proceedings on the part of Parent or SPB are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and SPB and (assuming due authorization, execution and delivery by the Bank) this Agreement constitutes a valid and binding obligation of each of Parent and SPB, enforceable against Parent and SPB in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, receivership and similar laws affecting creditors’ rights and remedies generally.

(b) Except as may be set forth in Section 5.3(b) of the Parent Disclosure Schedule, neither the execution and delivery of this Agreement or the Bank Merger Agreement by Parent or SPB, nor the consummation by Parent or SPB of the transactions contemplated hereby or thereby, nor compliance by Parent or SPB with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Articles of Incorporation or Bylaws of Parent, or the articles of incorporation or bylaws or similar governing documents of any of its Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 5.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

5.4 Consents and Approvals. Except for (a) the filing of applications and notices, as applicable, with the Federal Reserve Board under the Bank Merger Act, approval of such applications, notices and filings thereto, and appropriate notifications to the Comptroller, (b) the filing and declaration of effectiveness of the S-4, (c) the filing of the Certified Bank Merger Agreement with the Department, (d) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement, (e) approval of the listing of the Parent Common Stock to be issued in the Merger on the NASDAQ/NMS, (f) approval of the transactions contemplated by this Agreement by the Commissioner of Banking and Insurance of New Jersey and filings in connection therewith pursuant to the NJ Banking Act, and (g) such filings, authorizations or approvals as may be set forth in Section 5.4 of the Parent Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are required to be made by Parent or SPB in connection with (1) the execution and delivery by Parent or SPB of this Agreement and (2) the consummation by Parent and SPB of the Merger and the other transactions contemplated hereby.

5.5 SEC Reports. Parent has previously made available to the Bank a true and correct copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since December 31, 2000 by Parent with the SEC pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act of 1934, as amended (the “Exchange Act”), (such filed documents, the “Parent Reports”) and (b) communication mailed by Parent to its shareholders since December 31, 2000, and no such Parent Report (when filed and at its respective effective time, if applicable) or communication (when mailed) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. Parent has timely filed all Parent Reports and other documents required to be filed by it under the Securities Act and the Exchange Act since December 31, 2000, and, as of their respective dates, all Parent Reports complied with the published rules and regulations of the SEC with respect thereto.

5.6 Financial Statements. Parent has previously made available to the Bank copies of (a) the consolidated balance sheet of Parent and its Subsidiaries as of December 31 for the fiscal years 2003 and 2004, and the related consolidated statements of income, shareholders’ equity and cash flows for the fiscal years 2002, 2003 and 2004 accompanied by the audit report of PricewaterhouseCoopers LLP, independent public accountants with respect to Parent (the “2004 Parent Audited Financial Statements”) and (b) the consolidated balance sheet of Parent and its Subsidiaries as of September 30, 2005, and the related consolidated statements of income, shareholders’ equity and cash flows for the nine-month period then ended (the “September 30 Parent Unaudited Financial Statements”). The December 31, 2004 and September 30, 2005 consolidated balance sheets of Parent (including the related notes, where applicable) fairly present the consolidated financial position of Parent and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 5.6 (including the related notes, where applicable) fairly present, and the financial statements to be filed with the SEC after the date hereof will fairly present (subject, in the case of each of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies, and the financial statements to be filed with the SEC after the date hereof will comply, in all material respects, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements to be filed with the SEC after the date hereof will be, prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC. The books and records of Parent and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements.

5.7 Broker’s Fees. Neither Parent nor any Subsidiary of Parent, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that Parent has engaged, and will pay a fee or commission to, Keefe, Bruyette & Woods, Inc. (“KBW”).

5.8 Absence of Certain Changes or Events. Except as may be set forth in Section 5.8 of the Parent Disclosure Schedule, or as disclosed in the 2004 Parent Audited Financial Statements or the September 30 Parent Unaudited Financial Statements or any Parent Report (as defined in Section 5.5) filed with the SEC prior to the date of this Agreement, since December 31, 2004 there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Parent.

5.9 Taxes. (a) Except as may be set forth in Section 5.9(a) of the Parent Disclosure Schedule, each of Parent and its Subsidiaries has (i) duly and timely filed (including applicable extensions granted without penalty) all material Tax Returns required to be filed at or prior to the Effective Time, and all such Tax Returns are true, correct, and complete in all material respects, and (ii) paid in full or made adequate provision in the financial statements of Parent (in accordance with GAAP) for all Taxes required to be paid by them, whether or not shown to be due on such Tax Returns. Except as set forth in Section 5.9(a) of the Parent Disclosure Schedule, as of the date hereof (i) neither Parent nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding, (ii) with respect to each taxable period of Parent and its Subsidiaries, the federal and state income Tax Returns of Parent and its Subsidiaries have been audited by the IRS or appropriate state tax authorities through December 31, 2000 or the time for assessing and collecting income Tax with respect to such taxable period has closed and such taxable period is not subject to review, and (iii) there are no claims, audits or assessments pending against Parent or any of its Subsidiaries for any alleged deficiency in Taxes, and Parent has not been notified in writing of any proposed Tax claims, audits or assessments against Parent or any of its Subsidiaries (other than, in each case, claims, audits or assessments for which adequate reserves in the financial statements of Parent have been established). There are no material liens for Taxes upon the assets of Parent or any of its Subsidiaries, other than liens for current Taxes not yet due and payable. None of Parent or any Subsidiary is a party to any agreement or arrangement that would reasonably be expected to result, as a result of the consummation of the transactions contemplated hereby (including the Merger), separately or in the aggregate, in the actual or deemed payment by Parent or any Subsidiary of any “excess parachute payments” within the meaning of Section 280G of the Code or that would be nondeductible under Section 162(m) of the Code. All Taxes required to be withheld, collected or deposited by or with respect to Parent and its Subsidiaries have been timely withheld, collected or deposited, as the case may be, and, to the extent required, have been paid to the relevant taxing authority. Neither Parent nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code (or any similar provision of law or regulations) by reason of a change in accounting method.

5.10 Parent Information. The information relating to Parent and its Subsidiaries to be contained in the Proxy Statement and the S-4, or in any other document filed with any other regulatory agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate to the Bank or any of its Subsidiaries) will comply with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 will comply with the provisions of the Securities Act and the rules and regulations thereunder.

5.11 Compliance with Applicable Law. Parent and each of its Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied, in all material respects, with and are not in default in any material respect under, any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Parent or any of its Subsidiaries, and neither Parent nor any of its Subsidiaries has received notice of any violations of any of the above.

5.12 Agreements with Regulatory Agencies. Except as may be set forth in Section 5.12 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is or since December 31, 2001 has been subject to any cease-and-desist or other order issued by, or is a party to any Regulatory Agreement whether or not set forth on Section 5.12 of the Parent

Disclosure Schedule with, any Regulatory Agency that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Parent or any of its Subsidiaries been advised by any Regulatory Agency that it is considering issuing or requesting any Regulatory Agreement.

5.13 Approvals. As of the date of this Agreement, Parent knows of no reason why all regulatory approvals required for the consummation of the transactions contemplated hereby (including the Merger) should not be obtained.

5.14 Reorganization. As of the date of this Agreement, Parent has no reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

6.1 Covenants of the Bank. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Parent, the Bank and its Subsidiaries shall carry on their respective businesses in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, and except as set forth in Section 6.1 of the Bank Disclosure Schedule or as otherwise contemplated by this Agreement or consented to in writing by Parent, the Bank shall not, and shall not permit any of its Subsidiaries to:

(a) solely in the case of the Bank or a Subsidiary which is not a wholly-owned Subsidiary, declare or pay any dividends on, or make other distributions in respect of, any of its capital stock, other than normal quarterly dividends on Bank Common Stock not in excess of $16.00 per share;

(b) (i) repurchase, redeem or otherwise acquire (except for the acquisition of Trust Account Shares and DPC Shares, as such terms are defined in Section 1.4(d) hereof) any shares of the capital stock of the Bank or any Subsidiary of the Bank, or any securities convertible into or exercisable for any shares of the capital stock of the Bank or any Subsidiary of the Bank, (ii) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, except that the Bank shall be permitted to issue up to ten shares of Bank Common Stock pursuant to the Stock Bonus Plan;

(c) amend its Articles of Association, Bylaws or other similar governing documents;

(d) make any capital expenditures other than those which are made in the ordinary course of business or are necessary to maintain existing assets in good repair;

(e) enter into any new line of business;

(f) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, which would be material, individually or in the aggregate, to the Bank, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with past practices;

(g) take any action or enter into any agreement that would reasonably be expected to jeopardize or materially delay the receipt of any Requisite Regulatory Approval (as defined in Section 8.1(c)) or take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue, or in any of the conditions to the Merger set forth in Article VIII not being satisfied;

(h) change its methods of accounting in effect at December 31, 2004, except as required by changes in GAAP or regulatory accounting principles as concurred to by the Bank’s independent auditors, or make any Tax election or enter into any agreement or arrangement with respect to Taxes;

(i) (i) except as set forth in Section 7.9 hereof, as required by applicable law or as required to maintain qualification pursuant to the Code, adopt, amend, or terminate any employee benefit plan (including any Plan) or any agreement, arrangement, plan or policy between the Bank or any Subsidiary of the Bank and one or more of its current or former directors, officers or employees (including without limitation any retention, stay bonus, severance or change-of-control agreement, arrangement, plan or policy), except that the Bank may make the bonus payments described in Section 6.1(i) of the Bank Disclosure Schedule, or (ii) except for normal increases in the ordinary course of business consistent with past practice or except as required by applicable law, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any Plan or agreement as in effect as of the date hereof (including the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares) except that the Bank shall be permitted to issue up to ten shares of Bank Common Stock pursuant to the Stock Bonus Plan;

(j) other than activities in the ordinary course of business consistent with past practice, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties or other rights or agreements;

(k) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, engage in any repurchase transactions or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

(l) change its existing deposit policy, incur deposit liabilities, other than deposit liabilities incurred in the ordinary course of business consistent with past practice, or accept any brokered deposit having a maturity longer than 365 days;

(m) sell, purchase, enter into a lease, relocate, open or close any banking or other office, or file any application pertaining to such action with any Regulatory Agency;

(n) change any of its commercial or consumer loan policies, including credit underwriting criteria, or make any material exceptions thereto;

(o) purchase any mortgage loan servicing rights;

(p) create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any material contract, agreement or lease for property or services to which the Bank or any of its Subsidiaries is a party or by which the Bank or any of its Subsidiaries or their respective properties is bound, other than the renewal in the ordinary course of business of any lease the term of which expires prior to the Closing Date;

(q) take, cause to be taken or omit to take any action which would reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code; or

(r) agree to do any of the foregoing.

6.2 Covenants of Parent. Except as set forth in Section 6.2 of the Parent Disclosure Schedule or as otherwise contemplated by this Agreement or consented to in writing by the Bank, Parent shall not, and shall not permit any of its Subsidiaries to:

(a) solely in the case of Parent, declare or pay any dividends on or make any other distributions in respect of any of its capital stock other than its current quarterly dividends; provided, however, that nothing contained herein shall prohibit Parent from increasing the quarterly cash dividend on the Parent Common Stock in a manner consistent with past practice;

(b) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue, or in any of the conditions to the Merger set forth in Article VIII not being satisfied;

(c) take any action or enter into any agreement that would reasonably be expected to jeopardize or materially delay the receipt of any Requisite Regulatory Approval (as defined in Section 8.1(c));

(d) take, cause to be taken or omit to take any action which would reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code; or

(e) agree to do any of the foregoing.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1 Regulatory Matters. (a) Parent shall promptly prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. Each of the Bank and Parent shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and the Bank shall thereafter mail the Proxy Statement to its shareholders. Parent shall also use its reasonable best efforts to obtain as promptly as practicable all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement.

(b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger). The Bank and Parent shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Bank or Parent, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

(c) Parent and the Bank shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of parent, the Bank or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(d) Parent and the Bank shall promptly furnish each other with copies of written communications received by Parent or the Bank, as the case may be, or any of their respective Subsidiaries, affiliates or associates (as such terms are defined in Rule 12b-2 under the Exchange Act as in effect on the date of this Agreement) from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

7.2 Access to Information. (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, each party shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other party, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records, officers, employees, accountants, counsel and other representatives and, during such period, it shall, and shall cause its Subsidiaries to, make available to the other party all information concerning its business, properties and personnel as the other party may reasonably request. Neither party nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) All information furnished by either party to the other pursuant to Section 7.2(a) shall be subject to, and the receiving party shall hold all such information in confidence in accordance with, the provisions of the confidentiality agreements, dated July 27, 2005 (the “Confidentiality Agreement”), between Parent and the Bank.

(c) No investigation by either of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other set forth herein.

7.3 Certain Actions. (a) Except with respect to this Agreement and the transactions contemplated hereby and except as otherwise permitted in this Section 7.3, the Bank will not, and will not authorize or permit any of its directors, officers, agents, employees, investment bankers, attorneys, accountants, advisors, agents, affiliates (as such term is used in Rule 12b-2 under the Exchange Act) or representatives (collectively, “Representatives”) to, directly or indirectly, (i) initiate, solicit, encourage or take any action to facilitate (including by way of furnishing information) any Acquisition Proposal (as defined below) or any inquiries with respect to or the making of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Bank or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Bank or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any third party that is seeking to make, or has made, an Acquisition Proposal, (iii) approve, endorse or recommend any Acquisition Proposal, (iv) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to an Acquisition Proposal, (v) fail to make, withdraw or modify in a manner adverse to Parent its recommendation to its shareholders referred to in Section 7.4 hereof, or (vi) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Bank.

(b) Notwithstanding anything herein to the contrary, the Bank and its Board of Directors shall be permitted (i) to engage in any discussions or negotiations with, or provide any information to, any person in response to a Superior Proposal (as defined below) by any such person, if and only to the extent that (x) the Bank’s Board of Directors concludes in good faith, after consultation with outside counsel, that failure to do so would constitute a breach of its fiduciary duties to the Bank’s shareholders under applicable law, (y) prior to providing any information or data to any person in connection with a Superior Proposal by any such person, the Bank’s Board of Directors receives from such person an executed confidentiality agreement on terms no less favorable to the Bank than those contained in the Confidentiality Agreement (a copy of which executed confidentiality agreement shall have been provided to Parent for informational purposes), and (z) at least 72 hours prior to providing any information or data to any person or entering into discussions or negotiations with any person, the Bank notifies Parent in writing promptly of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its Representatives indicating, in connection with such notice, the name of such person and the material terms and conditions of any inquiries, proposals or offers, and (ii) to withdraw or modify in a manner adverse to Parent its recommendation to its shareholders referred to in Section 7.4 hereof in order to accept a Superior Proposal. The Bank will promptly (and in any event within 24 hours) notify Parent in writing of the receipt of any Acquisition Proposal or any information related thereto, which notification shall describe the Acquisition Proposal and identify the third party making the same.

(c) The Bank agrees that it will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions, or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal.

(d) For purposes of this Section 7.3:

(i) The term “Acquisition Proposal” means any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving the Bank or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, the Bank or any of its Subsidiaries.

(ii) The term “Superior Proposal” means, with respect to the Bank, any bona-fide, unsolicited written Acquisition Proposal made by a person other than Parent which is on terms which the Board of Directors of the Bank in good faith concludes (after consultation with its financial advisors and outside counsel), taking into account, among other things, all break-up fees, expense reimbursement provisions and conditions to consummation and all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, (A) is more favorable to its shareholders (in their capacities as shareholders) than the transactions contemplated by this Agreement and for which financing, to the extent required, is then fully committed or reasonably determined to be available by the Board of Directors of the Bank, and (B) is reasonably capable of being completed.

(e) If a Payment Event (as hereinafter defined) occurs, the Bank shall pay to Parent (by wire transfer of immediately available funds), within two (2) Business Days following such Payment Event, a fee of $7,000,000 (the “Break-up Fee”).

“Payment Event” means (x) the termination of this Agreement by SPB pursuant to Section 9.1(f) (as a result of a breach by the Bank of any of its covenants under Section 7.3(a) or (c), or Section 7.4) or pursuant to Section 9.1(h), or (y) the occurrence of any of the following events within twelve (12) months of the termination of this Agreement pursuant to Section 9.1(c), provided that an Acquisition Proposal shall have been made after the date hereof and prior to such termination (which shall not have been withdrawn in good faith prior to such termination): (i) the Bank merges with or into, or is acquired, directly or indirectly, by merger or otherwise by, a Third Party; (ii) a Third Party, directly or indirectly acquires more than 50% of the total assets of the Bank and its Subsidiaries, taken as a whole; (iii) a Third Party, directly or indirectly, acquires more than 50% of the outstanding Bank Common Stock; or (iv) the Bank adopts or implements a plan of liquidation, recapitalization or share repurchase relating to more than 50% of the outstanding Bank Common Stock or an extraordinary dividend relating to more than 50% of the outstanding Bank Common Stock or 50% of the assets of the Bank and its Subsidiaries, taken as a whole. As used herein, “Third Party” means any person as defined in Section 13(d) of the Exchange Act (other than Parent or its affiliates).

(f) The Bank acknowledges that the agreements contained in Section 7.3(e) are an integral part of the transactions contemplated in this Agreement and that without these agreements Parent would not enter into this Agreement. Accordingly, in the event the Bank fails to pay to Parent the Break-up Fee, promptly when due, the Bank shall, in addition thereto, pay to Parent all costs and expenses (including attorney’s fees and disbursements) incurred in collecting such Break-up Fee together with interest on the amount of the Break-up Fee (or any unpaid portion thereof), from the date such payment was due until the date such payment is received by Parent, accrued at the fluctuating prime rate (as quoted in The Wall Street Journal) as in effect from time to time during the period.

7.4 Bank Shareholder Meeting. The Bank shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders to be held as soon as is reasonably practicable after the date on which the S-4 becomes effective for the purpose of voting upon the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby. Subject to the right of the Bank and its Board of Directors to take action permitted by Section 7.3(b) with respect to a Superior Proposal, the Bank will, through its Board of Directors, recommend to its shareholders approval and adoption of this Agreement, the merger and the other transactions contemplated hereby and such other matters as may be submitted to its shareholders in connection with this Agreement.

7.5 Legal Conditions to Merger. Each of Parent and the Bank shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VIII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by the Bank or Parent or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, and to comply with the terms and conditions of such consent, authorization, order or approval.

7.6 Affiliates. The Bank shall use its reasonable best efforts to cause each director, executive officer and other person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) of the Bank to deliver to Parent, as soon as practicable after the date of this Agreement, a written agreement, in the form of Exhibit 7.6 hereto.

7.7 Monthly and Interim Financial Statements. From and after the date hereof until the Closing or termination of this Agreement under Article IX, the Bank will deliver to

Parent, (a) consolidated statements of income for the Bank and its Subsidiaries for each month, for that part of the fiscal year ending with such month and, if such month is the end of a calendar quarter, the calendar quarter ending with such month, and (b) the related consolidated balance sheets as at the end of such month, as soon as available and in any event within 15 calendar days after the end of each calendar month in the case of the financial statements as of and for the monthly and year-to-date periods, and within 25 calendar days after the end of such month in the case of the financial statements as of and for the quarterly periods, in each case certified by the chief financial officer of the Bank to the effect set forth in Section 4.6.

7.8 Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NASDAQ/NMS, subject to official notice of issuance, as of the Effective Time.

7.9 Employee Benefit Plans; Existing Agreements. (a) Following the Effective Time, the employees of the Bank and its Subsidiaries (the “Bank Employees”) shall be eligible to participate in employee benefit plans, including severance plans (each a “Parent Plan”), of Parent or its Subsidiaries in which similarly situated employees of Parent or its Subsidiaries participate, to the same extent that similarly situated employees of Parent or its Subsidiaries participate; provided, however, that, in the case of all benefits then provided to the Bank Employees, until the first anniversary of the Effective Time, Parent may instead provide such employees with participation in the employee benefit plans of the Bank on a basis that is no less favorable to such employees than those plans in which they participated immediately prior to the Effective Time (it being understood that inclusion of Bank Employees in Parent’s employee benefit plans may occur at different times with respect to different plans). From and after the Effective Time, Parent may elect not to provide to the Bank Employees any benefits which are not then provided by Parent and its Subsidiaries to their employees notwithstanding that such benefits were provided by the Bank and its Subsidiaries to their employees immediately prior to the Effective Time. In the case of benefits which are provided at the Effective Time by Parent to employees of Parent and its Subsidiaries but are not then provided by the Bank and its Subsidiaries to their employees, Parent will as soon as possible, and in all events within one year, after the Effective Time include the Bank Employees in the plans under which such benefits are made available.

(b) With respect to each Parent Plan for which length of service is taken into account for any purpose, service with the Bank or any of its Subsidiaries (or predecessor employers to the extent the Bank provides past service credit) shall be treated as service with Parent for purposes of determining eligibility to participate, vesting, and entitlement to benefits, including for severance benefits and vacation entitlement (but not for accrual of defined benefit pension benefits); provided however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations. Each Parent Plan shall waive pre-existing condition limitations with respect to Bank Employees. Bank Employees shall be given credit for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Parent Plan.

(c) As of the Effective Time, Parent shall assume and honor and shall cause the appropriate Subsidiaries of Parent to assume and to honor in accordance with their terms all agreements listed in Section 7.9(c) of the Bank Disclosure Schedule (the “Benefit Agreements”). Parent acknowledges and agrees that the Merger will constitute a “change in control” of the Bank for all purposes under such agreements. The provisions of this Section 7.9(c) are intended to be for the benefit of, and shall be enforceable by, each director, officer or employee that is a party to any Benefit Agreement.

(d) Any person who is serving as an employee of the Bank as of the date of this Agreement (other than those employees who, pursuant to Section 7.14 hereof, enter into employment agreements with SPB) whose employment is discontinued by Parent or SPB within one year after the Effective Time (unless termination of such employment is for Cause (as defined below)) shall be entitled to a severance payment from Parent or SPB equal in amount to two weeks’ base pay for each full year such employee was employed by the Bank or any successor or predecessor thereto, subject to a minimum of four weeks’ severance and a maximum of 26 weeks’ severance. For purposes of this Section 7.9(d), “Cause” shall mean termination because of the employee’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties or willful violation of any law, rule, or regulation (other than traffic violations or similar offenses). Notwithstanding anything to the contrary contained herein, the Bank may pay cash retention bonuses to employees of the Bank and its Subsidiaries who are selected by the chief executive officer of the Bank with the prior approval of Parent, such approval not to be unreasonably withheld, in order to help retain key employees through the Effective Time and for a specified period thereafter, provided that the aggregate amount of such retention bonuses shall not exceed $200,000.

(e) On or before the Effective Time, the Bank shall contribute sufficient funds to the Bank’s tax-qualified defined benefit pension plan so that the present value of the accrued benefits of the Bank’s tax-qualified defined benefit plan (using the interest rate applicable to lump sum distributions as of the Effective Time) does not exceed the market value of the assets of such plan.

7.10 Indemnification. (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director, officer or employee of the Bank or any of its Subsidiaries (the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of the Bank, any of the Subsidiaries of the Bank or any of their respective predecessors or affiliates or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that for a period of six years after the Effective Time, Parent shall indemnify and hold harmless, as and to the fullest extent permitted by law and the Bank’s Articles of Association and Bylaws, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation incurred by each Indemnified Party to the fullest extent permitted by law and the Bank’s Articles of Association and Bylaws upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Parent; provided, however, that (1) Parent shall have the right to assume the defense thereof and upon such assumption Parent shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Parent elects not to assume such defense or counsel for the Indemnified Parties reasonably advises that there are issues which raise conflicts of interest between Parent and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Parent, and Parent shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) Parent shall in all cases be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, (3) Parent shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld), (4) Parent shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law, and (5) Parent shall have no obligation hereunder to any Indemnified Party in respect of any such loss, claim, damage, liability, cost, expense, judgment or amount paid in settlements which arose out of or resulted from the gross negligence, willful misconduct or criminal acts of the Indemnified Party. Any Indemnified Party wishing to claim Indemnification under this Section 7.10, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, provided that the failure to so notify shall not affect the obligations of Parent under this Section 7.10 except to the extent such failure to notify materially prejudices Parent. Parent’s obligations under this Section 7.10 shall continue in full force and effect without time limit from and after the Effective Time.

(b) Parent shall cause the persons serving as officers and directors of the Bank immediately prior to the Effective Time to be covered for a period of three years from the Effective Time by a directors’ and officers’ liability insurance policy having the coverages set forth in Section 7.10(b) of the Parent Disclosure Schedule and maintained by Parent or SPB with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such.

(c) In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or Receiving Bank or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent assume the obligations set forth in this Section 7.10.

(d) The provisions of this Section 7.10 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

7.11 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Receiving Bank with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Parent.

7.12 Coordination of Dividends. After the date of this Agreement each of Parent and the Bank shall coordinate with the other the declaration of any dividends in respect of the Parent Common Stock and the Bank Common Stock and the record dates and payments dates relating thereto, it being the intention of the parties that the holders of Bank Common Stock shall not receive more than one dividend, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Bank Common Stock and any shares of Parent Common Stock any holder of Bank Common Stock receives in exchange therefor in the Merger (it being understood and agreed by the parties hereto that the dividend which would usually be paid by the Bank in January 2006 may, at the Bank’s option, instead be paid in December 2005).

7.13 Appointment of Directors. Effective as of the Effective Time, Parent shall cause its Board of Directors to be expanded by one member and shall appoint Mr. Michael A. Morello to fill the vacancy on Parent’s Board of Directors created by such increase. If Mr. Morello does not become a director of Parent because of death, disability or otherwise, Parent agrees, after consultation with Messrs. Michael D. Capizola and Dennis W. DiLazzero, to cause a person who is a member of the Board of Directors of the Bank as of the date hereof to be appointed to the Board of Directors of Parent in Mr. Morello’s stead. Effective as of the Effective Time, the Receiving Bank shall cause its Board of Directors to be expanded by two members and shall appoint Messrs. Capizola and DiLazzero to fill the vacancies on the Receiving Bank’s Board of Directors created by such increase. In connection with the foregoing, Mr. Capizola will be appointed to the Executive Committee of the Receiving Bank. If either Mr. Capizola or Mr. DiLazzero do not become a director of the Receiving Bank because of death, disability or otherwise, Parent agrees, after consultation with Messrs. Morello, Capizola and DiLazzero, as appropriate, to cause a person who is a member of the Board of Directors of the Bank as of the date hereof to be appointed to the Board of Directors of the Receiving Bank in such person’s stead. Nothing in this Section 7.13 shall require the election or appointment of any individual whose election or appointment is prohibited or advised against by any Regulatory Agency or by the Nominating Committee of the Board of Directors of Parent.

7.14 Certain Agreements. SPB has entered into employment agreements with Mr. DiLazzero, pursuant to which he shall become Chief Operating Officer of the Receiving Bank, and Mr. William R. Plick, pursuant to which he will become Executive Vice President and Regional Lending Head of the Minotola Region of SPB, each commencing as of the Effective Time.

ARTICLE VIII

CONDITIONS PRECEDENT

8.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval. This Agreement shall have been approved and adopted by the requisite votes of the holders of the outstanding shares of Bank Common Stock under applicable law.

(b) Listing of Shares. The shares of Parent Common Stock which shall be issued to the shareholders of the Bank upon consummation of the Merger shall have been authorized for listing on the NASDAQ/NMS, subject to official notice of issuance.

(c) Other Approvals. All regulatory approvals required to consummate the transactions contemplated hereby (including the Merger) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the “Requisite Regulatory Approvals”).

(d) S-4. The S-4 shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger (an “Injunction”) shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger.

8.2 Conditions to Obligations of Parent and SPB. The obligations of Parent and SPB to effect the Merger are also subject to the satisfaction or waiver by Parent and SPB at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Bank set forth in this Agreement (i) that are not qualified by materiality shall be true and correct in all material respects and (ii) that are qualified by materiality shall be true and correct in all respects, in each of the foregoing cases as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. Parent and SPB shall have received a certificate signed on behalf of the Bank by the Chief Executive Officer or the Chief Financial Officer of the Bank to the foregoing effect.

(b) Performance of Obligations of the Bank. The Bank shall have performed in all material respects all obligations required to be performed by it under this

Agreement and the Bank Merger Agreement at or prior to the Closing Date, and Parent and SPB shall have received a certificate signed on behalf of the Bank by the Chief Executive Officer or the Chief Financial Officer of the Bank to such effect.

(c) No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

(d) No Dissenting Shares. Bank shall not have received notices from shareholders holding in the aggregate more than 10% of Bank Common Stock of their intention to exercise dissenters’ rights in accordance with the National Bank Act.

(e) Federal Tax Opinion. Parent shall have received an opinion from Morgan, Lewis & Bockius LLP, counsel to Parent (“SPB’s Counsel”), in form and substance reasonably satisfactory to Parent, dated the Effective Time, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, SPB’s Counsel may require and rely upon representations and covenants, including those contained in certificates of officers of Parent, SPB, the Bank and others, reasonably satisfactory in form and substance to such counsel.

(e) The Bank shall deliver to Parent a non-foreign affidavit dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under Treasury Regulations issued pursuant to Section 1445 of the Code stating that the Bank is not a “foreign person” as defined in Section 1445 of the Code.

8.3 Conditions to Obligations of the Bank. The obligation of the Bank to effect the Merger is also subject to the satisfaction or waiver by the Bank at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent set forth in this Agreement (i) that are not qualified by materiality shall be true and correct in all material respects and (ii) that are qualified by materiality shall be true and correct in all respects, in each of the foregoing cases as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. The Bank shall have received a certificate signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent to the foregoing effect.

(b) Performance of Obligations of Parent and SPB. Parent and SPB shall have performed in all material respects all obligations required to be performed by them under this Agreement and the Bank Merger Agreement at or prior to the Closing Date, and the Bank shall have received a certificate signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent to such effect.

(c) No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

(d) Federal Tax Opinion. The Bank shall have received an opinion from Elias, Matz, Tiernan & Herrick L.L.P. (the “Bank’s Counsel”), in form and substance reasonably satisfactory to the Bank, dated the Effective Time, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, the Bank’s Counsel may require and rely upon representations and covenants, including those contained in certificates of officers of Parent, SPB, the Bank and others, reasonably satisfactory in form and substance to such counsel.

ARTICLE IX

TERMINATION AND AMENDMENT

9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement, the Merger and the other transactions contemplated hereby, by the shareholders of both the Bank and SPB:

(a) by mutual consent of the Bank and Parent in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board of Directors;

(b) by either Parent or the Bank upon written notice to the other party (i) 30 days after the date on which any request or application for a Requisite Regulatory Approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such Requisite Regulatory Approval, unless within the 30-day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable Governmental Entity (provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 9.1(b)(i) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein) or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the Merger;

(c) by either Parent or the Bank if the Merger shall not have been consummated on or before September 30, 2006, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(d) by either Parent or the Bank (provided that it shall not be in material breach of any of its obligations under Section 7.4), if approval of the shareholders of the Bank required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain, after the use of all reasonable efforts, the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof;

(e) by either Parent or the Bank (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within thirty days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 9.1(e) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated hereby under Section 8.2(a) (in the case of a breach of representation or warranty by the Bank) or Section 8.3(a) (in the case of a breach of representation or warranty by Parent);

(f) by either Parent or the Bank (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within thirty days following receipt by the breaching party of written notice of such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Closing; or

(g) by the Bank at any time during the two-day period following the Determination Date (as defined in Section 1.4 hereof), if both of the following conditions (1) and (2) are satisfied:

(1) the Average Closing Price (as defined below) shall be less than the product of 0.800 and the Starting Price; and

(2) (i) the number obtained by dividing the Average Closing Price by the Starting Price (such number being referred to herein as the “Parent Ratio”) shall be less than (ii) the number obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date (as defined below) and subtracting 0.200 from such quotient (such number being referred to herein as the “Index Ratio”);

subject to the following. If the Bank elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice to Parent; provided that such notice of election to terminate may be withdrawn at any time within the aforementioned two-day period. During the period commencing with its receipt of such notice and ending at the Effective Time, Parent shall have the option of increasing the Exchange Ratio and/or the Per Share Cash Consideration in a manner such, and to the extent required, so that the condition set forth in either clause (1) or (2) above shall be deemed not to exist; provided, however, that the Per Share Cash Consideration shall not be increased in a manner that would cause the failure of the conditions set forth in Sections 8.2(e) or 8.3(d) hereof.

For purposes hereof, the condition set forth in clause (1) above shall be deemed not to exist if:

the Exchange Ratio and/or the Per Share Cash Consideration is increased so that the Per Share Consideration (calculated by using the Average Closing Price, as provided in the definition of “Per Share Consideration”) after such increase is not less than 86% of the Per Share Consideration calculated by using the Starting Price in lieu of the Average Closing Price.

For purposes hereof, the condition set forth in clause (2) above shall be deemed not to exist if:

the Exchange Ratio and/or the Per Share Cash Consideration is increased so that the Adjusted Parent Ratio is not less than the Index Ratio.

If Parent makes this election, within such period, it shall give prompt written notice to Bank of such election and the revised Exchange Ratio and/or Per Share Cash Consideration, whereupon no termination shall have occurred pursuant to this Section 9.1(g) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio and/or Per Share Cash Consideration, and derivatively the Per Share Stock Consideration and/or Total Cash Amount, shall have been so modified), and any references in this Agreement to “Exchange Ratio,” “Per Share Cash Consideration,” “Per Share Stock Consideration” and “Total Cash Amount” shall thereafter be deemed to refer to the Exchange Ratio, Per Share Cash Consideration, Per Share Stock Consideration and Total Cash Amount after giving effect to any adjustment made pursuant to this Section 9.1(g). For purposes of this Section 9.1(g), the following terms shall have the meanings indicated:

“Adjusted Parent Ratio” means the number obtained by dividing (x) the sum of (A) the Average Closing Price plus (B) the quotient obtained by dividing the aggregate increase in transaction value resulting from an increase in the Exchange Ratio and/or the Per Share Cash Consideration by the total number of shares of Bank Common Stock outstanding multiplied by the initial Exchange Ratio and the percentage offered as stock (70%), on the Determination Date, by (y) the Starting Price.

“Average Closing Price” means the average of the last reported sale prices per share of Parent Common Stock as reported on the NASDAQ/NMS (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source) for the twenty consecutive trading days immediately preceding the Determination Date (as defined in Section 1.4(a) hereof).

“Index Price” on a given date means the closing price of the NASDAQ Bank Index.

“Per Share Consideration” means the sum of (i) 70% of the product of the Per Share Stock Consideration times the Average Closing Price plus (ii) 30% of the Per Share Cash Consideration.

“Starting Date” means the trading day on the NASDAQ/NMS preceding the day on which the parties publicly announce the signing of this Agreement.

“Starting Price” means $24.00.

If Parent declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of Parent shall be appropriately adjusted for the purposes of applying this Section 9.1(g).

(h) by Parent, if (i) the Board of Directors of the Bank shall have withdrawn or modified in a manner adverse to Parent its recommendation to its shareholders referred to in Section 7.4 hereof in order to accept a Superior Proposal, or (ii) prior to acceptance for payment of the Bank Common Stock any Person or group (as defined in Section 13(d)(3) of the Exchange Act) (other than Principal Shareholders, Parent or its Subsidiaries) shall have become the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of at least 20% of the outstanding Bank Common Stock.

9.2 Effect of Termination. In the event of termination of this Agreement by either Parent or the Bank as provided in Section 9.1, this Agreement shall forthwith become void and have no effect except (i) Sections 7.2(b), 7.3(e), 9.2 and 10.3 shall survive any termination of this Agreement and (ii) that, notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

9.3 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of this Agreement, the Merger and other transactions contemplated hereby, by the shareholders of either the Bank or SPB; provided, however, that after any approval of the transactions contemplated by this Agreement by the Bank’s shareholders, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to the Bank shareholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.4 Extensions; Waiver. At any time prior to the Effective Time, each of the parties hereto, by action taken or authorized by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions of the other party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE X

GENERAL PROVISIONS

10.1 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at the offices of Parent at 10:00 a.m., or such other place and time as may be agreed to by the parties hereto, and on such date as the parties hereto shall mutually agree, provided that such date may not be later than 15 business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VIII hereof (other than those conditions which relate to actions to be taken at the Closing) (the “Closing Date”).

10.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or the Bank Merger Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

10.3 Expenses. Except as otherwise specified in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

10.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent or SPB, to:

Susquehanna Bancshares, Inc.

P.O. Box 1000

26 North Cedar Street

Lititz, PA 17543

Attention: Chief Executive Officer

Telecopy: 717-626-1874

with a copy to:

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, Pennsylvania 19103

Attention: Timothy Maxwell, Esq.

Telecopy: 215-963-5001

and

(b)	if to the Bank, to:

Minotola National Bank

1748 South Lincoln Avenue

Vineland, New Jersey 08360

Attention: Dennis W. DiLazerro

Telecopy: 856-794-8946

with a copy to:

Elias, Matz, Tiernan & Herrick L.L.P.

734 15th Street, N.W.

Washington, D.C. 20005

Attention: Kevin Houlihan, Esq.

Telecopy: 202-347-2172

and

Capizola, Fineman & Lapham

100 North Main Road

Vineland, New Jersey 08360-8293

Attention: Michael D. Capizola, Esq.

Telecopy: 609-692-7802

10.5 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to November 14, 2005. No provision of this Agreement shall be construed to require the Bank or Parent or any of their respective Subsidiaries or affiliates to take any action that would violate any applicable law, rule or regulation.

10.6 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

10.7 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement between Parent and the Bank.

10.8 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to any applicable conflicts of law.

10.9 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in 7.2(b) of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of Section 7.2(b) of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

10.10 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

10.11 Publicity. Except as expressly permitted by this Agreement or otherwise required by law or the rules of the NASDAQ/NMS, so long as this Agreement is in effect, neither Parent nor the Bank shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

10.12 Assignment; No Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

IN WITNESS WHEREOF, Parent, SPB and the Bank have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

SUSQUEHANNA BANCSHARES, INC.

By:	/s/ WILLIAM J. REUTER
Name:	William J. Reuter
Title:	Chairman, President and
Chief Executive Officer

SUSQUEHANNA PATRIOT BANK

By:	/s/ MICHAEL M. QUICK
Name:	Michael M. Quick
Title:	Chairman

MINOTOLA NATIONAL BANK

By:	/s/ DENNIS W. DILAZZERO
Name:	Dennis W. DiLazzero
Title:	President and Chief Executive Officer